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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name: Hambrecht & Quist Fund Trust

Address of principle business office:        One Bush Street
(Street, City, State & Zip Code)             San Francisco, California 94104

Telephone number (including area code): 415-439-3000

Name and address of agent for service of process:
                                      David R. Krimm
                                      Hambrecht & Quist Fund Trust
                                      One Bush Street
                                      San Francisco, California 94104

Copies to:
Andre W. Brewster
Howard Rice Nemerovski Canady Falk & Rabkin
Three Embarcadero Center, 7th Floor
San Francisco, California 94111-4065

Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

        Yes  X                       No
            ---                         ---

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Pursuant to the Requirements of the Investment Company Act of 1940, the
registrant has caused this notification of registration to be duly signed on its behalf in the city of San Francisco and State of California on the 11th day of June, 1999.


                                        Hambrecht & Quist Fund Trust

                                        By:  /s/ David R. Krimm
                                             ----------------------------
                                              David R. Krimm,
                                              President

  Attest:  /s/ Steven N. Machtinger
           -------------------------
           Steven N. Machtinger
           Secretary






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